Exhibit g.2
SUB-ADVISORY AGREEMENT
     AGREEMENT made this                      day of November, 2006, by and between DEUTSCHE INVESTMENT MANAGEMENT AMERICAS, INC., a Delaware corporation (the “Adviser”) and DREMAN VALUE MANAGEMENT, L.L.C., a Delaware limited liability company (the “Sub-Adviser”).
     WHEREAS, DWS DREMAN VALUE INCOME EDGE FUND, INC. (the “Fund”) a Maryland corporation (the “Fund”) is a management investment company registered under the Investment Company Act of 1940, as amended (“the Investment Company Act”);
     WHEREAS, the Fund has retained the Adviser to render to it investment advisory and management services with regard to the Fund, pursuant to an Investment Management Agreement (the “Management Agreement”); and
     WHEREAS, the Adviser desires at this time to retain the Sub-Adviser to render investment advisory and management services for the DWS Dreman Value Income Edge Fund, Inc. (the “Fund”) and the Sub-Adviser is willing to render such services;
     NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:
     1. Appointment of the Sub-Adviser.
          (a) The Adviser hereby employs the Sub-Adviser to manage the investment and reinvestment of the assets of the Fund in accordance with the applicable investment objective, policies and limitations and subject to the supervision of the Adviser and the oversight of the Board of Directors of the Fund for the period and upon the terms herein set forth, and to place orders for the purchase or sale of portfolio securities for the Fund account with brokers or dealers selected by the Sub-Adviser; and, in connection therewith, the Sub-Adviser is authorized as the agent of the Fund to give instructions to the Custodian and Accounting Agent of the Fund as to the deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser is directed to seek for the Fund best execution of orders. Subject to such policies as the Board of Directors of the Fund determines and subject to satisfying the requirements of Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Adviser recognizes that all research services and research that the Sub-Adviser receives are available for all clients of the Sub-Adviser, and that the Fund and other clients of the Sub-Adviser may benefit thereby. The investment of funds shall be subject to all applicable restrictions of the Agreement and Certificate of Incorporation and By-Laws of the Fund as may from time to time be in force.
          (b) The Sub-Adviser accepts such employment and agrees during the period of this Agreement to render such investment management services in accordance with the applicable investment objective, policies and limitations of the Fund and to assume the other obligations herein set forth for the compensation herein provided. The Sub-Adviser shall assume and pay all of the costs and expenses of performing its obligations under this Agreement. The Sub-Adviser shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund, the or the Adviser in any way or otherwise be deemed an agent of the Fund, or the Adviser.
          (c) The Sub-Adviser will keep the Adviser, for itself and on behalf of the Fund, informed of developments materially affecting the Fund and shall, on the Sub-Adviser’s own initiative and as reasonably requested by the Adviser, for itself and on behalf of the Fund, furnish to the Adviser from time to time whatever information the Adviser reasonably believes appropriate for this purpose.
          (d) The Sub-Adviser shall provide the Adviser with such investment portfolio accounting and shall maintain and provide such detailed records and reports as the Adviser may from time to time reasonably request, including without limitation, daily processing of investment transactions and periodic valuations of investment portfolio positions as required by the Adviser, monthly reports of the investment portfolio and all investment transactions and the preparation of such reports and compilation of such data as may be required by the Adviser to comply with the obligations imposed upon it under the Management Agreement. The Sub-Adviser agrees to install in its offices computer equipment or software, as provided by the Adviser at its expense, for use by the Sub-Adviser in performing its duties under this Sub-Advisory Agreement, including inputting on a daily basis that day’s portfolio transactions for the Fund.
          (e) The Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of securities transactions.
          (f) The Sub-Adviser agrees that it will provide to the Adviser or the Fund promptly upon request reports and copies of such of its investment records and ledgers with respect to the Fund as appropriate to assist the Adviser and the Fund in monitoring compliance with the Investment Company Act and the Investment Advisers Act of 1940 (the “Advisers Act”), as well as other applicable laws. The Sub-Adviser will furnish the Fund’s Board of Directors such periodic and special reports with respect to the Fund as the Adviser or the Board of Directors may reasonably request, including statistical information with respect to the Fund’s securities.
          (g) In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Sub-Adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund and further agrees to surrender promptly any such records upon the Fund’s or the Adviser’s request, although the Sub-Adviser may, at the Sub-Adviser’s own expense, make and retain copies of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act any records with respect to the Sub-Adviser’s duties hereunder required to be maintained by Rule 31a-1 under the Investment Company Act to the extent that the Sub-Adviser prepares and maintains such records pursuant to this Agreement and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in that Rule.
          (h) The Sub-Adviser agrees that it will immediately notify the Adviser and the Fund in the event that the Sub-Adviser: (i) becomes subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (ii) is or expects to become the subject of an administrative proceeding or enforcement action by the United States Securities and Exchange Commission (“SEC”) or other regulatory authority.
          (i) The Sub-Adviser agrees that it will immediately forward, upon receipt, to the Adviser, for itself and as agent for the Fund, any correspondence from the SEC or other regulatory authority that relates to the DWS Dreman Value Income Edge Fund, Inc.
          (j) The Sub-Adviser acknowledges that it is an “investment adviser” to the Fund within the meaning of the Investment Company Act and the Advisers Act.
          (k) The Sub-Adviser shall be responsible for maintaining an appropriate compliance program to ensure that the services provided by it under this Agreement are performed in a manner consistent with applicable laws and the terms of this Agreement. The Sub-Adviser agrees to provide such reports and certifications regarding its compliance program as the Adviser or the Fund shall reasonably request from time to time.
          (l) The Sub-Adviser maintains a written Code of Ethics that complies with the requirements of Rule 17j-1 under the Investment Company Act. The Sub-Adviser certifies that it has adopted procedures reasonably necessary to prevent its “access persons,” as such term is defined in Rule 17j-1, from violating the Code of Ethics. The Sub-Adviser shall notify the Board upon the adoption of any material change to its Code of Ethics so that the

Board, including a majority of the Directors who are not interested persons of the Fund, may approve such change to the extent required by Rule 17j-1. The Sub-Adviser also shall provide the Fund with a copy of any amendments to its Code of Ethics that do not represent a material change to such Code. Within 45 days of the end of each calendar year while this Agreement is in effect (or more frequently if required by Rule 17j-1 or as the Fund may reasonably request), the Sub-Adviser shall provide the Board with a written report that, as required by Rule 17j-1: (i) describes any issue arising under the Sub-Adviser’s Code of Ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations, and (ii) certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent its access persons from violating its Code of Ethics. Upon the written request of the Fund, the Sub-Adviser shall permit the Fund to examine the reports to be made by the Sub-Adviser under Rule 17j-1(d) and the records the Sub-Adviser maintains pursuant to Rule 17j-1(f).
     2. Compensation.
     For the services and facilities described herein, the Adviser will pay to the Sub-Adviser, fifteen (15) days after the end of each calendar month, a sub-advisory fee computed by applying the annual rates set forth in Appendix A to the average daily Managed Assets of the Fund, subject to the minimum payment amounts (if any) set forth in Appendix A. “Managed Assets” means the Fund’s average daily total assets, including the assets attributable to leverage, minus liabilities (other than debt representing financial leverage).
     For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate pro-ration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.
     3. Net Asset Value. The net asset value for the Fund shall be calculated as the Board of Directors of the Fund may determine from time to time in accordance with the provisions of the Investment Company Act.
     4. Duration and Termination.
          (a) This Agreement shall become effective as of the close of the initial public offering of the common stock of the Fund, if approved in the manner required by the Investment Company Act and the rules and regulations thereunder, and shall remain in full force until September 30, 2008, unless sooner terminated. This Agreement shall continue in force from year to year after September 30, 2008, only as long as such continuance is specifically approved at least annually and in the manner required by the Investment Company Act and the rules and regulations thereunder, with the first annual renewal to be coincident with the renewal of the Management Agreement.
          (b) This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Management Agreement. In addition, the Adviser has the right to terminate this Agreement upon immediate notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser.
          (c) If a party breaches this Agreement in any material respect which is not cured within sixty (60) days of the other party giving it written notice of such breach, the other party may effect termination of this Agreement on written notice to the defaulting party.
          (d) This Agreement may be terminated at any time, without the payment by the Fund of any penalty, by the Board of Directors of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser. The Fund may effect termination of this Agreement by action of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days written notice to the Adviser and the Sub-Adviser. The Adviser may effect termination of this Agreement on sixty (60) days written notice to the Sub-Adviser.
          (e) The Sub-Adviser may not terminate this Agreement for a period of five (5) years from the effective date of this Agreement except pursuant to Section 4(c). The Sub-Adviser may terminate this Agreement thereafter for any reason upon ninety (90) days written notice to the Adviser. The Minimum Payment provisions set forth in Appendix A do not apply upon a termination of this Agreement by the Sub-Adviser.
          (f) The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the Investment Company Act and the rules and regulations thereunder.
          (g) Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in the first paragraph of Section 2 earned prior to such termination.
          (h) Consistent with its fiduciary duties to the Fund and to the extent the Adviser believes it to be in the best interest of the Fund, the Adviser shall not for a period of 10 years recommend termination of this agreement to the Fund Board of Directors or cause itself not to act as Adviser of the Fund if it shall affect this agreement. In the event that Sub-Adviser does not continue to act as a sub adviser during the 10 year period, Adviser agrees to a minimum payment (“Minimum Payment”) as provided in Appendix A subject to Termination of Subadvisory Agreement provisions set forth in Appendix B.
          (i) The provisions of Section 9 shall survive the termination of this Agreement.
     5. Representations and Warranties. The Sub-Adviser hereby represents and warrants as follows:
          (a) The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;
          (b) The Sub-Adviser has all requisite authority to enter into, execute, deliver and perform the Sub-Adviser’s obligations under this Agreement;
          (c) The Sub-Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject; and
          (d) The Sub-Adviser has reviewed the portion of (i) the initial registration statement filed with the SEC, for the Fund (“Registration Statement”), and (ii) the Fund’s prospectus in each case in the form received from the Adviser with respect to the disclosure about the Sub-Adviser and the Fund of which the Sub-Adviser has knowledge (the “Sub-Adviser” and “Income Edge Information”) and except as advised in writing to the Adviser such Registration Statement and prospectus, as of its date, no untrue statement of any material fact of which the Sub-Adviser has knowledge and do not omit any statement of a material fact of which the Sub-Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.
          6. Covenants. The Sub-Adviser hereby covenants and agrees that, so long as this Agreement shall remain in effect:
          (a) The Sub-Adviser shall maintain the Sub-Adviser’s registration as an investment adviser under the Advisers Act, and such registration shall at all times remain current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;
          (b) The Sub-Adviser’s performance of its obligations under this Agreement shall not conflict with any law, regulation or order to which the Sub-Adviser is then subject;
          (c) The Sub-Adviser shall at all times comply with the Advisers Act and the Investment Company Act, and all rules and regulations thereunder, and all other applicable laws and regulations, and the Registration Statement, and prospectus and with any applicable procedures adopted by the Fund’s Board of Directors, provided that such procedures are substantially similar to those applicable to similar funds for which the Board of Directors of the Fund is responsible and that such procedures are identified in writing to the Sub-Adviser;

          (d) The Sub-Adviser shall promptly notify the Adviser and the Fund upon the occurrence of any event that might disqualify or prevent the Sub-Adviser from performing its duties under this Agreement. The Sub-Adviser further agrees to notify the Adviser of any changes that would cause the Registration Statement or prospectus for the Fund to contain any untrue statement of a material fact or to omit to state a material fact which is required to be stated therein or is necessary to make the statements contained therein not misleading, in each case relating to Sub-Adviser Income Edge Information; and
          (e) For the entire time this Agreement is in effect and for a period of two years thereafter, the Sub-Adviser shall maintain a claims made bond issued by a reputable fidelity insurance company against larceny and embezzlement, covering each officer and employee of the Sub-Adviser, at a minimum level of $1 million which provides coverage for acts or alleged acts which occurred during the period of this Agreement.
          7. Use of Names.
          (a) The Sub-Adviser acknowledges and agrees that the name DWS (whether used by itself or in combination with other words), and abbreviations or logos associated with those names, are the valuable property of the Adviser and its affiliates; that the Fund, the Adviser and their affiliates have the right to use such names, abbreviations and logos; and that the Sub-Adviser shall use the name DWS, and associated abbreviations and logos, only in connection with the Sub-Adviser’s performance of its duties hereunder. Further, in any communication with the public and in any marketing communications of any sort, the Sub-Adviser agrees to obtain prior written approval from the Adviser before using or referring to DWS, or DWS Dreman Income Edge Fund, Inc. or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Adviser from referring to the performance of the Fund in the Sub-Adviser’s marketing material as long as such marketing material does not constitute “sales literature” or “advertising” for the DWS Dreman Value Income Edge Fund, Inc., as those terms are used in the rules, regulations and guidelines of the SEC and the National Association of Securities Dealers, Inc.
          (b) The Adviser acknowledges that “Dreman” is distinctive in connection with investment advisory and related services provided by the Sub-Adviser, the “Dreman” name is a property right of the Sub-Adviser, and the “Dreman” name as used in the name of the Fund is understood to be used by the Fund upon the conditions hereinafter set forth; provided that the Fund may use such name only so long as the Sub-Adviser shall be retained as the investment sub-adviser of the Fund pursuant to the terms of this Agreement.
          (c) The Adviser acknowledges that the Fund and its agents may use the “Dreman” name in the name of the Fund for the period set forth herein in a manner not inconsistent with the interests of the Sub-Adviser and that the rights of the Fund and its agents in the “Dreman” name are limited to their use as a component of the Fund name and in connection with accurately describing the activities of the DWS Dreman Value Income Edge Fund, Inc., including use with marketing and other promotional and informational material relating to the DWS Dreman Value Income Edge Fund, Inc. In the event that the Sub-Adviser shall cease to be the investment sub-adviser of the DWS Dreman Value Income Edge Fund, Inc., then the Fund at its own or the Adviser’s expense, upon the Sub-Adviser’s written request: (i) shall cease to use the Sub-Adviser’s name as part of the name of the Fund or for any other commercial purpose (other than referring to the DWS Dreman Value Income Edge Fund, Inc.’ former name in the Fund’s Registration Statement, proxy materials and other Fund documents to the extent required by law, referring to the Fund’s performance record for the period for which the Sub-Adviser subadvised the Adviser in respect of the Fund and, for a reasonable period using the name in informing others of the name change); and (ii) shall use its best efforts to cause the Fund’s officers and directors to take any and all actions which may be necessary or desirable to effect the foregoing and to reconvey to the Sub-Adviser all rights which the Fund may have to such name. The Adviser agrees to take any and all reasonable actions as may be necessary or desirable to effect the foregoing and the Sub-Adviser agrees to allow the Fund and its agents a reasonable time to effectuate the foregoing.
          (d) The Sub-Adviser hereby agrees and consents to the use of the Sub-Adviser’s name upon the foregoing terms and conditions.
     8. Standard of Care. Except as may otherwise be required by law, and except as may be set forth in paragraph 9, the Sub-Adviser shall not be liable for any error of judgment or of law or for any loss suffered by the Fund, or the Adviser in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.
     9. Indemnifications.
          (a) The Sub-Adviser agrees to indemnify and hold harmless the Adviser and the Fund against any losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof), to which the Adviser or the Fund may become subject arising out of or based on the breach by the Sub-Adviser of any provisions of this Agreement or any wrongful action by the Sub-Adviser; provided, however, that the Sub-Adviser shall not be liable under this paragraph in respect of any loss, expense, claim, damage or liability to the extent that a court having jurisdiction shall have determined by a final judgment, or independent counsel agreed upon by the Sub-Adviser and the Adviser or the Fund, as the case may be, shall have concluded in a written opinion, that such loss, expense, claim, damage or liability resulted primarily from the Adviser’s or the Fund’s willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard by the Adviser or the Fund of its duties. The foregoing indemnification shall be in addition to any rights that the Adviser or the Fund may have at common law or otherwise. The Sub-Adviser’s agreements in this paragraph shall, upon the same terms and conditions, extend to and inure to the benefit of each person who may be deemed to control the Adviser or the Fund , be controlled by the Adviser or the Fund, or be under common control with the Adviser or the Fund and their affiliates, directors, officers, employees and agents. The Sub-Adviser’s agreement in this paragraph shall also extend to any of the Fund’s and Adviser’s successors or the successors of the aforementioned affiliates, directors, officers, employees or agents.
          (b) The Adviser agrees to indemnify and hold harmless the Sub-Adviser against any losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof), to which the Sub-Adviser may become subject arising out of or based on the breach by the Adviser of any provisions of this Agreement or the Management Agreement, or any wrongful action by the Adviser or its affiliates in the distribution of the Fund’s shares, or any wrongful action by the Fund other than wrongful action that was caused by the breach by the Sub-Adviser of the provisions of this Agreement; provided, however, that the Adviser shall not be liable under this paragraph in respect of any loss, expense, claim, damage or liability to the extent that a court having jurisdiction shall have determined by a final judgment, or independent counsel agreed upon by the Adviser and the Sub-Adviser shall have concluded in a written opinion, that such loss, expense, claim, damage or liability resulted primarily from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard by the Sub-Adviser of its duties. The foregoing indemnification shall be in addition to any rights that the Sub-Adviser may have at common law or otherwise. The Adviser’s agreements in this paragraph shall, upon the same terms and conditions, extend to and inure to the benefit of each person who may be deemed to control the Sub-Adviser, be controlled by the Sub-Adviser or be under common control with the Sub-Adviser and to each of the Sub-Adviser’s and each such person’s respective affiliates, directors, officers, employees and agents. The Adviser’s agreements in this paragraph shall also extend to any of the Sub-Adviser’s successors or the successors of the aforementioned affiliates, directors, officers, employees or agents.
          (c) Promptly after receipt by a party indemnified under paragraph 9(a) or 9(b) above of notice of the commencement of any action, proceeding, or investigation for which indemnification will be sought, such indemnified party shall promptly notify the indemnifying party in writing; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may otherwise have to any indemnified party unless such omission results in actual material prejudice to the indemnifying party. In case any action or proceeding shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, individually or jointly with any other indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of any action or proceeding, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. If the indemnifying party does not elect to assume the defense of any action or proceeding, the indemnifying party on a monthly basis shall reimburse the indemnified party for the reasonable legal fees and other costs of defense thereof. Regardless of whether or not the indemnifying party shall have assumed the defense of any action or proceeding, the indemnified party shall not settle or compromise the action or proceeding without the prior written consent of the indemnifying party, which shall not be unreasonably withheld.

     10. Survival. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.
     11. Notices. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.
     12. Governing Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York without giving effect to the rules of conflict of laws in the State of New York to the extent those rules would require or permit the application of another jurisdiction’s laws.
     13. Miscellaneous.
          (a) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
          (b) Terms not defined herein shall have the meaning set forth in the Fund’s prospectus.
          (c) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:
Title:

DREMAN VALUE MANAGEMENT, L.L.C.

By:
Title:

FOR THE PURPOSE OF ACCEPTING ITS OBLIGATIONS UNDER SECTION 7 HEREIN ONLY

DWS DREMAN VALUE INCOME EDGE FUND, INC.

By:
Title:

APPENDIX A
INVESTMENT SUB-ADVISORY FEE*

Annual Rate (average
daily Managed
Year	Assets)
Year 1-3	0.425 of 1%
Year 4-6	0.575 of 1%
Year 7+	0.500 of 1%

*	For the purpose of this schedule, a year shall mean the twelve month period commencing as of the first business day of the calendar month following the closing of the initial public offering of common stock of the Fund, and each twelve month period thereafter; provided that the schedule for Year 1-3 shall apply for the period from the closing of the initial public offering prior to the first full calendar month of operations. During the first six years of the Fund’s operations, the Sub-Adviser shall be entitled to a minimum payment amount of $2.5 million annually; provided that, such minimum payment shall be reduced by the applicable fee rate set forth above multiplied by the difference between (i) the Fund’s net assets immediately following the close of the initial public offering, and (ii) the Fund’s average daily Managed Assets for the applicable twelve-month period plus prior capital gains distributions that have not been reinvested in newly issued shares of the Fund pursuant to the Dividend Reinvestment and Cash Purchase Plan (assuming the difference is greater than zero). The difference between the minimum payment amount and the amount paid to the Sub-adviser pursuant to the schedule above shall be payable on the fifteenth (15th) day of the first full calendar month following the close of the applicable twelve-month period.

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APPENDIX B
The Adviser shall pay the Sub-Adviser the Minimum Payment amount set forth in Appendix A if Adviser terminates this subadvisory agreement (or does not renew the agreement in accordance with Section 15 of the Investment Company Act) other than:
(i) for Cause; or
(ii) in connection with the sale of all or part of Adviser’s business to a third party, provided that Adviser shall pay the Minimum Payment if such third party (or any affiliated person as defined in section 2(a)(3) of the Investment Company Act (“Affiliated Person”) of such third party) and the Fund enter into a new advisory agreement and such third party (or any Affiliated Person) refuses to enter into, or is unable to obtain the requisite approval of the Fund Directors or shareholders of the Fund to enter into, a new subadvisory agreement on substantially the same terms as this agreement within 180 days following such termination.
In this Appendix, the following terms have the following meanings:
1. The following events shall each be considered termination for “Cause”:
(a) The Fund Directors terminate (or fail) to renew the advisory agreement between the Adviser (or its successor) and the Fund and do not enter into an advisory agreement with a person who controls, is controlled by or is under common control with Adviser;
(b) Sub-Adviser breaches “Succession Planning” as discussed below:
     “Incapacity” means (i) the inability of the person identified in the relevant prospectus as the lead portfolio manager (“Lead Portfolio Manager”) to dedicate his or her requisite and capable attention and energy to actively managing the applicable Fund or Portfolio on a continuous basis, or to carry out the functions of a Lead Portfolio Manager for such Fund or Portfolio, during the term of this Agreement provided that a temporary cessation of his or her ability to so perform for a period of less than 45 consecutive days shall not be an Incapacity and provided, furthermore, that if Adviser receives a letter from a physician before the end of such 45 day period, satisfactory to Adviser in its reasonable judgment, advising Adviser that in the physician’s professional opinion such Lead Portfolio Manager’s temporary cessation to so perform will not extend beyond an additional 45 days, such additional 45 days shall not be an Incapacity or (ii) a Lead Portfolio Manager ceasing to dedicate his or her requisite and capable attention and energy to actively managing the applicable Fund or Portfolio on a continuous basis or ceasing to carry out the functions of a Lead Portfolio Manager for such Fund or Portfolio.
     There shall be at least one Lead Portfolio Manager for this Fund. If a Lead Portfolio Manager becomes subject to an Incapacity, Sub-Adviser shall promptly replace that person with an investment manager with appropriate expertise and experience.
(c) The Fund fails to maintain performance, as measured on a rolling five-year basis, at least equal to the average annual return of the Benchmark less five hundred (500) basis points (5%). The Benchmark shall be the weighted average performance of the following indices: Credit Suisse/Tremont Long/Short Index (25%), CSFB High Yield Index (40%) and Dow Jones Utility Index (35%);
(d) Sub-Adviser or a person associated with Sub-Adviser (as defined in section 202(a)(17) of the Investment Advisers Act of 1940 (“Advisers Act”)) (each, a “Sub-Adviser Associated Person”) is convicted by a final non-appealable judgment of any court (including a foreign court of competent jurisdiction) of a felony or of a misdemeanor, or subject to an order, of a type described in section 9(a) of the Investment Company Act or section 203(e) of the Advisers Act; any court, regulatory body or administrative agency, by a final non-appealable judgment or order, determines that Sub-Adviser, a Sub-Adviser Associated Person or an employee, agent, consultant, subcontractor or other representative of Sub-Adviser willfully made or caused to be made in any registration statement, application or report with the Securities and Exchange Commission (“SEC”) a statement which was, at the time and in the light of the circumstances under which it was made, false or misleading with respect to any material fact, or omitted to state in any such registration statement, application, or report any material fact which

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was required to be stated therein; or any court, regulatory body or administrative agency, by a final non-appealable judgment or order, determines that Sub-Adviser or a Sub-Adviser Associated Person has committed any other willful violation of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act, the Advisers Act, the Commodity Exchange Act, or any rule or regulation under any of such statutes;
(e) Sub-Adviser breaches duty of confidentiality;
(f) Sub-Adviser breaches this Agreement in any material respect and such breach has not been cured, curable, within 60 days of Adviser giving Sub-Adviser written notice of such breach;
(h) Sub-Adviser repeats a material breach of this Agreement similar to any prior material breach for which Adviser gave Sub-Adviser a written notice to cure; or
(j) Sub-Adviser becomes ineligible to serve as an investment adviser pursuant to section 9 of the Investment Company Act to any investment company registered under the Investment Company Act or is otherwise legally prohibited from operating as an investment adviser.

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